CureLab Veterinary

ElenaVet®'s p62 plasmid technology is poised to revolutionize cancer treatment in dogs and cats by upregulating the body's immune system and lowering inflammation.


OUR MISSION
Our mission is
to help pets live longer, healthier, and happier lives
Our four-legged family members are living longer than ever, bringing us much joy. Unfortunately, with this longer life span, our furry friends are now suffering from more cancers and other diseases of chronic inflammation — just like us.

Invest

$120 minimum investment

DEADLINE: May 19, 2023

in 10 days

SHARE PRICE

$30

TOTAL RAISED

$134,550

VALUATION

$32,653,950

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Curelab Veterinary's mission is to help pets live longer, healthier, and happier lives.

Investing in Curelab Veterinary aims to support both pets and their owners through the continued relationship the pet owner has with their pet, as 95% of pet owners consider their pet part of the family.

OUR STORY

A biotech startup - with an established track record.

CureLab Veterinary, a sister company of CureLab Oncology, was created in November 2020 to save lives and improve the welfare of cats, dogs, and horses.



The human-animal bond is defined as a mutually beneficial and dynamic relationship between people and animals that is influenced by behaviors essential to the health and wellbeing of both.

It has been proven that pet ownership provides their owners with many health benefits including: lowered blood pressure, decreased depression, more exercise, lowered risk of a stroke and heart attack, to name a few.

We believe in giving back to humanity and pets while still enjoying a substantial return on investment – a win/win scenario for all.



PROBLEM

Every pet owner wishes for their pets to live long lives – however, as pets age, their health issues can become a concern.

Aging is a disease of chronic inflammation, and results in the following:

- Every other dog or cat over the age of 10 will suffer from cancer
- Cancer is the number 1 cause of death in dogs
- 1 in 4 dogs and 1 in 5 cats will develop cancer
- 80% of dogs over 7 and 90% cats over 12 will suffer from osteoarthritis

But thankfully, this soon may change.





SOLUTION

ElenaVet® is an anticancer/anti-inflammatory plasmid therapeutic that is poised to revolutionize cancer treatment in dogs and cats, extending the life of these precious family members.

ElenaVet™ is a therapeutic plasmid (supercoiled circular DNA) in which we have inserted a gene-encoding protein p62/SQSTM1.



OUR LEAD PRODUCT

ElenaVet® is a gene therapy that enhances the body's anticancer immune response.

In our comparative medicine studies, we saved 10 out of 11 dogs with breast cancer and precluded or delayed the metastatic process in dogs with melanoma. We observed similar results with cats.

How does ElenaVet™ work?

ElenaVet™ corrects the tumor microenvironment surrounding cancer cells, making it more favorable for anti-cancer immunity; additionally, ElenaVet™ changes the tumor structure itself, making it harder for metastatic cells to exit the tumor and form new remote lesions.

The grade of a tumor — the cancer grade — is an indication of how quickly it is likely to grow and spread. Tumors of higher grades are more resistant to treatments. Our ElenaVet™ prototype reverted/reduced the tumor grade in five out of six canine mammary cancers; and in one case out of six, the tumor was reverted to a non-cancerous state.

We plan to make ElenaVet™ our first product.

Potential future applications aim to include:

- Osteoarthritis
- IBD
- Metabolic syndrome
- Aging

FDA and USDA officials have jointly reviewed ElenaVet™'s case and made a decision that ElenaVet™ will go through USDA-CVB. CLV management held a conference call with USDA-CVB officials and learned that ElenaVet™'s path to approval plans consist of the following steps: first, CLV plans to conduct expedited safety studies in the US using a limited number of research dogs. The next step may then be to conduct US efficacy testing for conditional approval. Given the data seen in the previous non-US trials, CLV is not expecting any gross or hematological side-effects and expects similar efficacy seen in previous trials. Curelab Veterinary expects a 24-36 month review period prior to conditional licensure at which point sales can begin.




"The global animal health market is expected to reach USD 79.29 Billion in 2028 and register a steady revenue CAGR of 5.9% over the forecast period."

BioSpace

PRESS

We publish our results in top peer-reviewed journals.

- **PRNewswire**
  Curelab Veterinary Launches in Animal Health Sector, Leveraging Technology Licensed from CureLab Oncology
- **Oncotarget**
  Pilot study of p62 DNA vaccine in dogs with mammary tumors
  Plasmid DNA-coding p62 as a bone effective anti-inflammatory/anabolic agent
- **Wiley Online Library**
  p62/SQSTM1 expression in canine mammary tumours: Evolutionary notes - Mariotti - 2019 - Veterinary and Comparative Oncology
- **PMC**
  p62 /SQSTM1 coding plasmid prevents age related macular degeneration in a rat model

BUSINESS MODEL

We plan to market our product to veterinarians as an effective, more affordable treatment for breast cancer rather than chemotherapy, although the product may also be used in conjunction with chemotherapy.

Aiming to be affordable for pet owners, 1 round of ElenaVet™ plans to be ~$1K with COGS ~20%; for comparison, 1 round of chemotherapy is $3-5K.

SUCCESS TO DATE

- Patented in 20+ countries
- Raised $2.5M in 2022
- ElenaVet™ has successfully treated 10 out of 11 dogs with breast cancer

TEAM



Robert Devlin
President

Experience as both a practicing veterinarian and as a successful veterinary business executive. Extensive knowledge of the US animal health market across sales channels and internationally as well.



Jason Payne
CFO

Comprehensive experience including planning and directing execution of day-to-day accounting and long term financial management initiatives. Experience in both public and private companies and growing a new business unit from $0 to $140MM.



Alex Shneider
Chairman of the Board/Founder

Over 25 years of biotech and entrepreneurial experience. Achievements and activities include drug development from concept to market authorization, patents in all major jurisdictions, and advisory role for successful exits.



Stephen Spector
VP of Business Development

Past experience includes online B2B & B2C marketing & sales of Techmira Corp., marketing patented teeth-cleaning products for pets and pain-reducing anti-inflammatory devices.

USE OF PROCEEDS

If the offering's maximum amount of $1,234,980 is raised:

Use	Value	% of Proceeds
Compensation for managers	$516,765	41.8%
USDA Consultant and Regulatory	$352,340	28.5%
Patent licensure	$200,000	16.2%
Marketing	$105,361	8.5%
Intermediary fees	$60,514	4.9%

TERMS

This is an offering of Class A Common Stock, under registration exemption 4(a)(6), in CureLab Veterinary Inc.. This offering must raise at least $10,000 by May 19, 2023 at 8:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. CureLab Veterinary may issue additional securities to raise up to $1,234,980, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,129,631 shares
× $30 per share

$33,888,930 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on December 22, 2022
- Form C/A on February 9, 2023
- Form C/A on March 22, 2023
- Form C/A on April 28, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Apr 28, 2023	Filed Form C/A
Mar 22, 2023	Filed Form C/A
Mar 15, 2023	See our latest Press Release!
Feb 9, 2023	Filed Form C/A
Dec 22, 2022	Primary offering of 41,166 shares at $30
Dec 22, 2022	Filed Form C

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more